Exhibit 3.2

Winc, Inc.

Seventh amended and restated

Right of first Refusal and co-Sale AGREEMENT

Effective Date: February [●], 2021

TABLE OF CONTENTS

Page

1. Definitions	1
2. Rights of First Refusal and Co-Sale	4
(a) Right of First Refusal	4
(b) Right of Co-Sale	6
(c) Effect of Failure to Comply	7
3. Exempt Transfers	7
4. Legend	8
5. Miscellaneous	9
(a) Term	9
(b) Costs of Enforcement	9
(c) Notices	9
(d) Entire Agreement	9
(e) Delays or Omissions	10
(f) Amendment	10
(g) Transfers, Successors and Assigns	10
(h) Severability	11
(i) Governing Law	11
(j) Dispute Resolution; Waiver of Jury Trial	11
(k) Titles and Subtitles	11
(l) Counterparts	12
(m) Key Holders’ Ownership of Common Holder entities	12
(n) Aggregation of Stock	12
(o) Specific Performance	12
(p) Additional Affected Holders	12
(q) Consent of Spouse	12

Schedules and Exhibits

Schedule 1      Common Holders

Schedule 2      Investors

Exhibit A        Consent of Spouse

-i-

SEVENTH AMENDED AND RESTATED
RIGHT OF FIRST REFUSAL AND CO-SALE AGREEMENT

This SEVENTH Amended and Restated Right of First Refusal and Co-Sale Agreement (this “Agreement”) is made as of February [●], 2021, by and among Winc, Inc., a Delaware corporation (the “Company”), the holders of Common Stock listed on Schedule 1 hereto (the “Common Holders”), the holders of shares of Series Seed Preferred Stock, Series A Preferred Stock, Series B Preferred Stock, Series B-1 Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock, and Series F Preferred Stock listed on Schedule 2 hereto (the “Investors”), and each of Alexander Oxman and Geoffrey McFarlane in their individual capacities (the “Key Holders”). Investors, Common Holders and Key Holders shall collectively be referred to as “Stockholders.”

WHEREAS, the Company, certain of the Key Holders, the Common Holders and certain of the Investors (the “Prior Investors”) previously entered into the Sixth Amended and Restated Right of First Refusal and Co-Sale Agreement, dated December 8, 2020 (the “Prior Agreement”), in connection with the purchase of shares of Series E Preferred Stock of the Company, par value $0.0001 per share (“Series E Preferred Stock”); and

WHEREAS, the Key Holders, the Common Holders, the Prior Investors and the Company desire to induce certain of the Investors to purchase shares of Series F Preferred Stock of the Company, par value $0.0001 per share (“Series F Preferred Stock”) and warrants to purchase shares of Series F Preferred Stock, pursuant to a Series F Preferred Stock and Warrant Purchase Agreement (the “Purchase Agreement”) by amending and restating the Prior Agreement to provide the Investors with the rights and privileges as set forth herein.

NOW, THEREFORE, the Company, the Key Holders, the Common Holders and the Investors (including the Prior Investors) each hereby agree to amend and restate the Prior Agreement in its entirety as set forth herein, and the parties hereto further agree as follows:

1.            Definitions

(a)          “Affected Holder” means any Stockholder other than a Major Investor or his, her or its permitted transferees or assigns.

(b)          “Affected Holder Stock” means any Capital Stock now owned or subsequently acquired by any Affected Holder.

(c)         “Affiliate” means, with respect to any specified person or entity, any other person or entity who, directly or indirectly, controls, is controlled by, or is under common control with such person or entity, including without limitation any general partner, manager, managing member, officer, director or trustee of such entity. For the avoidance of doubt, with respect to a venture capital fund organized as a limited liability company or a partnership, an “Affiliate” shall include any fund or entity managed by the same manager, managing member, investment adviser or general partner or management company or by an entity controlling, controlled by, or under common control with such manager, managing member, investment adviser or general partner (or member thereof) or management company (or member thereof) or any general partner, manager, managing member, investment adviser, officer or director thereof.

(d)          “Bessemer” means Bessemer Venture Partners VIII Institutional L.P.

(e)         “Capital Stock” means (i) shares of Common Stock, (ii) shares of Common Stock issued or issuable upon conversion of Preferred Stock and (iii) shares of Common Stock issued or issuable upon exercise or conversion, as applicable, of stock options, warrants or other convertible securities of the Company, in each case whether now owned or subsequently acquired by any Common Holder, any Investor, or their respective successors or permitted transferees or assigns.

(f)           “CJF” means collectively Sake Ventures, LLC and Rice Wine Ventures, LLC.

(g)          “Common Stock” means the Company’s common stock, par value $0.0001 per share.

(h)         “Company Notice” means written notice from the Company notifying a selling Affected Holder that the Company intends to exercise its Right of First Refusal as to some or all of the Transfer Stock with respect to any Proposed Transfer.

(i)           “Investor Notice” means written notice from a Major Investor notifying the Company and a selling Affected Holder that such Major Investor intends to exercise its Secondary Refusal Right as to a portion of the Transfer Stock with respect to any Proposed Transfer.

(j)           “Investors’ Rights Agreement” means the Seventh Amended and Restated Investors’ Rights Agreement dated of even date herewith among the Company and the other stockholders of the Company parties thereto.

(k)          “Major Investor” means Pacific Continental Insurance Co., Shining, Bessemer, 15 Angels II LLC, Wahoowa Ventures LLC, GoBlue Ventures LLC, CrossCut Ventures 2, L.P., Kukac Limited, CJF, Kestrel Flight Fund LLC and Thomas Wetherald, for so long as each of the foregoing Investors (together with its Affiliates) continues to hold at least fifty percent (50%) of the shares of Preferred Stock held by such Investor as of the date hereof. A Major Investor includes any general partners, managing members and Affiliates of a Major Investor.

(l)           “Preferred Directors” has the meaning set forth in the Investors’ Rights Agreement.

(m)        “Preferred Stock” means, collectively, shares of the Series Seed Preferred Stock, the Series A Preferred Stock, the Series B Preferred Stock, the Series B-1 Preferred Stock, the Series C Preferred Stock, the Series D Preferred Stock, the Series E Preferred Stock, and the Series F Preferred Stock.

(n)          “Proposed Transfer” means any proposed assignment, sale, offer to sell, pledge, mortgage, hypothecation, encumbrance, disposition of or any other like transfer or encumbering of any Capital Stock (or any interest therein) proposed by any of the Affected Holders.

(o)         “Prospective Transferee” means any person to whom an Affected Holder proposes to make a Proposed Transfer who is not Affiliated with such Affected Holder or the Company.

(p)         “Right of Co-Sale” means the right, but not an obligation, of the Major Investors to participate in a Proposed Transfer on the terms and conditions specified in the Transfer Notice.

(q)         “Right of First Refusal” means the right, but not an obligation, of the Company, or its permitted transferees or assigns (subject to Section 5(g) hereof), to purchase some or all of the Transfer Stock with respect to a Proposed Transfer at the same price and on the same terms and conditions as those offered to the Prospective Transferee, as set forth in the Transfer Notice.

(r)          “Secondary Notice” means written notice from the Company notifying the Major Investors and the Affected Holders that the Company does not intend to exercise its Right of First Refusal as to all shares of Transfer Stock with respect to any Proposed Transfer.

(s)         “Secondary Refusal Right” means the right, but not an obligation, of each Major Investor to purchase up to its pro rata portion (based upon the total number of shares of Capital Stock then held by all Major Investors) of any Transfer Stock not purchased by the Company pursuant to the Right of First Refusal, on the terms and conditions specified in the Transfer Notice.

(t)           “Series A Preferred Stock” means Series A Preferred Stock, par value $0.0001 per share, of the Company.

(u)          “Series B Preferred Stock” means Series B Preferred Stock, par value $0.0001 per share, of the Company.

(v)          “Series B-1 Preferred Stock” means Series B-1 Preferred Stock, par value $0.0001 per share, of the Company.

(w)         “Series C Preferred Stock” means Series C Preferred Stock, par value $0.0001 per share, of the Company.

(x)           “Series D Preferred Stock” means Series D Preferred Stock, par value $0.0001 per share, of the Company.

(y)          “Series E Preferred Stock” means Series E Preferred Stock, par value $0.0001 per share, of the Company.

(z)           “Series Seed Preferred Stock” means Series Seed Preferred Stock, par value $0.0001 per share, of the Company.

(aa)       “Shining” means collectively Shiningwine Limited (BVI), Dreamer Pathway Limited (BVI) and Dream Catcher Investments Limited (BVI).

(bb)      “Transfer Notice” means written notice from an Affected Holder setting forth the terms and conditions of a Proposed Transfer, including without limitation the identity of the Prospective Transferee, price and form of consideration.

(cc)        “Transfer Stock” means shares of Capital Stock subject to a Proposed Transfer.

(dd)       “Undersubscription Notice” means written notice from a Major Investor notifying the Company and the selling Affected Holder that such Major Investor intends to exercise its right to purchase a portion of the Transfer Stock not purchased pursuant to the Right of First Refusal or the Secondary Refusal Right.

2.            Rights of First Refusal and Co-Sale

(a)           Right of First Refusal

(1)         Grant of First Refusal Right. Subject to the terms of Section 3 below, each Affected Holder hereby unconditionally and irrevocably grants to the Company a Right of First Refusal to purchase all or any portion of Transfer Stock that such Affected Holder may propose to transfer in a Proposed Transfer, at the same price and on the same terms and conditions as those offered to the Prospective Transferee.

(2)         Right of First Refusal. Each Affected Holder proposing to make a Proposed Transfer shall deliver a Transfer Notice to the Company and each Major Investor at least 60 days prior to the proposed closing of such Proposed Transfer. The Company, or its designees or assigns (subject to Section 5(g)), may exercise its Right of First Refusal by delivering a Company Notice to the selling Affected Holder no later than 10 days after its receipt of the Transfer Notice.

(3)         Conflict with Other Rights; Termination of Existing Rights of First Refusal Agreements. The Affected Holders hereby represent and warrant that this Agreement does not conflict with any other agreement to which they are party, nor shall they enter into any such agreement. This Agreement hereby terminates any existing right of first refusal or similar agreement between the Company and any Affected Holder.

(4)         Grant of Secondary Refusal Right to Major Investors. If the Company does not exercise its Right of First Refusal with respect to all Transfer Stock, the Company shall deliver a Secondary Notice to each Major Investor to that effect no later than 15 business days after the Company’s receipt of the Transfer Notice. Any Major Investor may exercise its Secondary Refusal Right by delivering an Investor Notice to the selling Affected Holder and the Company within 30 days after its receipt of the Secondary Notice (the “Investor Notice Period”). A Major Investor who chooses to exercise the Secondary Refusal Right (including any undersubscription purchase rights under Section 2(a)(5) below) may designate as purchasers under such right itself or its partners or affiliates, including Affiliates (other than an Affiliate who is reasonably determined by the board of directors of the Company to be an actual and major competitor of the Company), in such proportions as it deems appropriate.

(5)        Undersubscription of Transfer Stock. If the Right of First Refusal and Secondary Refusal Rights have been exercised by the Company and/or the Major Investors with respect to some but not all of the Transfer Stock by the end of the Investor Notice Period, then the Company shall, promptly after the expiration of the Investor Notice Period, send written notice to those Major Investors who fully exercised their Secondary Refusal Rights (the “Exercising Investors”), offering such Exercising Investors the additional right to purchase all or any part of such unpurchased shares of Transfer Stock on the terms and conditions set forth in the Transfer Notice. To exercise such right, the Exercising Investor shall deliver an Undersubscription Notice to the selling Affected Holder and the Company within 5 business days after the receipt of the notice referred to above in this Section 2(a)(5). In the event there are two or more Exercising Investors that choose to exercise such right for a total number of remaining shares in excess of the number available, the remaining shares available for purchase shall be allocated to such Exercising Investors pro rata based on the number of shares of Capital Stock such Exercising Investors have elected to purchase. If the right to purchase such remaining shares is exercised in full by the Exercising Investors, the Company shall immediately notify all of the Exercising Investors of that fact.

(6)         Consideration; Closing. Payment of the purchase price for the Transfer Stock shall be payable, at the option of the Company or the Exercising Investors, as the case may be, in cash or by cancellation of indebtedness for borrowed money (if any) or by any combination thereof. If the consideration proposed to be paid for the Transfer Stock in the Proposed Transfer is other than cash, the fair market value of the consideration shall be determined in good faith by the Company’s board of directors with the approval of the Exercising Investors and the Affected Holder making the transfer, which approval in each case shall not be unreasonably withheld. The closing of the purchase of Transfer Stock by the Company and the Exercising Investors shall take place, and all payments from the Company and the Exercising Investors shall be delivered to the selling Affected Holder, by the later of (i) the date specified in the Transfer Notice as the intended date of the Proposed Transfer and (ii) 30 days after delivery of the Transfer Notice.

(7)         Non-purchased Stock. If the Company and the Exercising Investors do not collectively elect to purchase all of the Transfer Stock, subject to compliance with Section 2(b) (and any other agreements between the Company and the Transferring Holder), the number of shares of the Transfer Stock that the Company and/or the Investors did not purchase (the “Non-Purchased Stock”) may be transferred by the Transferring Holder to the Prospective Transferee on the terms and conditions specified in the Transfer Notice. The transfer of the Non-Purchased Stock shall not be made after the 90th day following the day on which the Transfer Notice was given, nor shall any change in the material terms and conditions of transfer be permitted without the Transferring Holder first giving to the Company a new Transfer Notice in compliance with the requirements of this Section 2(a) and the Right of First Refusal and Secondary Refusal Right, if applicable, shall apply with respect to the Proposed Transfer that is the subject of such new Transfer Notice.

(b)           Right of Co-Sale

(1)         If any Transfer Stock subject to a Proposed Transfer is not purchased pursuant to Section 2(a) above and thereafter is to be sold to a Prospective Transferee, each Major Investor may exercise a Right of Co-Sale by delivering to the selling Affected Holder written notice to that effect within the Investor Notice Period.

(2)         Each Major Investor who timely exercises his, her or its Right of Co-Sale may include in the Proposed Transfer up to that number of shares of Capital Stock equal to the number of shares of Transfer Stock subject to the Proposed Transfer multiplied by a fraction, the numerator of which is the number of shares of Capital Stock owned by such Major Investor immediately before consummation of the Proposed Transfer and the denominator of which is the total number of shares of Capital Stock owned, in the aggregate, by all participating Major Investors immediately prior to the consummation of the Proposed Transfer plus the number of shares of Capital Stock held by the selling Affected Holder.

(3)         Each participating Major Investor shall effect its participation in the Proposed Transfer by delivering to the transferring Affected Holder, no later than 15 business days after such Major Investor’s exercise of the Right of Co-Sale, one or more stock certificates, properly endorsed for transfer to the Prospective Transferee (or an instruction letter and other documentation as may be reasonably requested by the transfer agent if such Capital Stock is in book-entry form), representing no less than (i) the number of shares of Common Stock that such Major Investor elects to include in the Proposed Transfer; or (ii) the number of shares of Preferred Stock that is at such time convertible into the number of shares of Common Stock that such Major Investor elects to include in the Proposed Transfer; provided, however, that if the Prospective Transferee objects to the delivery of convertible Preferred Stock in lieu of Common Stock, such Major Investor shall first convert the Preferred Stock into Common Stock and deliver Common Stock as provided above. The Company agrees to make any such conversion concurrent with and contingent upon the actual transfer of such shares to the Prospective Transferee.

(4)         The terms and conditions of any sale pursuant to this Section 2(b) will be memorialized in, and governed by, a written purchase and sale agreement with customary terms and provisions for such a transaction (including without limitation appropriate representations or warranties of the Investors (and any related indemnification obligations) and any post-closing escrow that is established that applies pro rata to the Affected Holder and Major Investors participating in such sale).

(5)        Each stock certificate or book-entry notation a Major Investor delivers to the selling Affected Holder pursuant to subparagraph (3) above will be transferred to the Prospective Transferee against payment therefor in consummation of the sale of the Transfer Stock pursuant to the terms and conditions specified in the Transfer Notice and the purchase and sale agreement, and the selling Affected Holder shall concurrently therewith remit to each participating Major Investor the portion of the sale proceeds to which such Major Investor is entitled by reason of its participation in such sale. If any Prospective Transferee refuses to purchase securities subject to the Right of Co-Sale from any Major Investor exercising its Right of Co-Sale hereunder, no Affected Holder may sell any Affected Holder Stock to such Prospective Transferee or transferee unless and until, simultaneously with such sale, such Affected Holder purchases all securities subject to the Right of Co-Sale from such Major Investor.

(6)         If any Proposed Transfer is not consummated within 90 days after receipt of the Transfer Notice by the Company, the Affected Holder proposing the Proposed Transfer may not sell any Affected Holder’s Stock unless he, she or it first again complies in full with each provision of this Section 2. The exercise or election not to exercise any right by any Major Investor hereunder shall not adversely affect its right to participate in any other sales of Transfer Stock subject to this Section 2.

(c)            Effect of Failure to Comply

(1)         Any Proposed Transfer not made in compliance with the requirements of this Agreement shall be null and void ab initio, shall not be recorded on the books of the Company or its transfer agent and shall not be recognized by the Company. Each party hereto acknowledges and agrees that any breach of this Agreement would result in substantial harm to the other parties hereto for which monetary damages alone could not adequately compensate. Therefore, the parties hereto unconditionally and irrevocably agree that any non-breaching party hereto shall be entitled to protective orders, injunctive relief and other remedies available at law or in equity (including, without limitation, seeking specific performance or the rescission of purchases, sales and other transfers of Capital Stock not made in strict compliance with this Agreement).

(2)         If any Affected Holder becomes obligated to sell any Capital Stock to the Company under this Agreement and fails to deliver such Capital Stock in accordance with the terms of this Agreement, the Company may, at its option, in addition to all other remedies it may have, send to such Affected Holder the purchase price for such Capital Stock as is herein specified and cancel on its books the certificate or certificates representing the Capital Stock to be sold.

(3)        If any Affected Holder purports to sell any Capital Stock in contravention of the Right of Co-Sale (a “Prohibited Transfer”), each Major Investor, in addition to such remedies as may be available by law, in equity or hereunder, has the right to require such Affected Holder to purchase shares of Capital Stock from such Major Investor, as provided below, and such Affected Holder will be bound by the terms of such right. If an Affected Holder makes a Prohibited Transfer, each Major Investor may require such Affected Holder to purchase from such Major Investor the type and number of shares of Capital Stock that such Major Investor would have been entitled to sell to the Prospective Transferee under Section 2(b) had the Prohibited Transfer been effected pursuant to and in compliance with the terms of Section 2(b).

3.            Exempt Transfers

(a)           Notwithstanding the foregoing or anything to the contrary herein, the restrictions on transfer set forth in Section 2 shall not apply:

(1)         to a repurchase of Transfer Stock from an Affected Holder by the Company at a price no greater than that originally paid by such Affected Holder for such Transfer Stock and pursuant to an agreement containing vesting and/or repurchase provisions approved by the board of directors;

(2)         to any other repurchase of Transfer Stock from an Affected Holder by the Company approved by the board of directors, including the affirmative vote or consent of at least two Preferred Directors;

(3)         to a pledge of Transfer Stock that creates a mere security interest in the pledged Transfer Stock, provided that the pledgee thereof agrees in writing in advance to be bound by and comply with all applicable provisions of this Agreement to the same extent as if it were the Affected Holder making such pledge;

(4)         in the case of an Affected Holder that is a natural person, upon a transfer of Transfer Stock by such Affected Holder made for bona fide estate planning purposes and without consideration, either during his or her lifetime or on death by will or intestacy to his or her spouse, child (natural or adopted), or any other direct lineal descendant of such Affected Holder (or his or her spouse) (all of the foregoing collectively referred to as “family members”), or any other person approved by the board of directors, or any custodian or trustee of any trust, or partnership or limited liability company for the benefit of, or the ownership interests of which are owned wholly by, such Affected Holder or any such family members;

(5)         in the case of an Affected Holder that is an investment fund, venture capital fund, private equity fund, institutional investor, or Affiliate of any of the foregoing, the distribution by such Affected Holder to its partners (limited or general), members, stockholders or beneficial owners provided, that except in the case of a repurchase of Transfer Stock by the Company, the Affected Holder shall provide prior written notice to the Company and such shares of Transfer Stock shall at all times remain subject to the terms and restrictions set forth in this Agreement and such transferee shall, as a condition to such transaction, deliver a counterpart signature page to this Agreement or other documentation reasonably satisfactory to the Company as confirmation that such transferee shall be bound by all the terms and conditions of this Agreement as an Affected Holder (but only with respect to the securities so transferred to the transferee), including the obligations of an Affected Holder with respect to Proposed Transfers of such Transfer Stock pursuant to Section 2; and

(6)         notwithstanding the foregoing or anything to the contrary herein, the provisions of Section 2 shall not apply to the sale of any Transfer Stock (a) to the public in an offering pursuant to an effective registration statement under the Securities Act of 1933, as amended; or (b) pursuant to a Deemed Liquidation Event (as such term is defined in the Company’s Ninth Amended and Restated Certificate of Incorporation).

4.            Legend

(a)      In addition to any other legend required by applicable laws or agreements, each certificate representing shares of Capital Stock held by the Affected Holders or issued to any permitted transferee in connection with a transfer permitted by Section 3(a) hereof shall be endorsed with the following legend:

THE SALE, PLEDGE, HYPOTHECATION OR TRANSFER OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO, AND IN CERTAIN CASES PROHIBITED BY, THE TERMS AND CONDITIONS OF A CERTAIN RIGHT OF FIRST REFUSAL AND CO-SALE AGREEMENT BY AND AMONG THE STOCKHOLDER, THE CORPORATION AND CERTAIN OTHER HOLDERS OF STOCK OF THE CORPORATION. COPIES OF SUCH AGREEMENT MAY BE OBTAINED UPON WRITTEN REQUEST TO THE SECRETARY OF THE CORPORATION.

(b)      Each Affected Holder agrees that the Company may instruct its transfer agent to impose transfer restrictions on the shares represented by certificates or book-entry notations bearing the legend referred to in Section 4(a) above to enforce the provisions of this Agreement, and the Company agrees to promptly do so. The legend shall be removed at the request of the holder following termination of this Agreement.

5.            Miscellaneous

(a)      Term. This Agreement shall automatically terminate upon the earlier of (i) an initial public offering which causes the conversion of all shares of Preferred Stock into Common Stock pursuant to Section 5.1(a) of Article VI of the Company’s Ninth Amended and Restated Certificate of Incorporation or (ii) immediately prior to a Deemed Liquidation Event, as such term is defined in the Company’s Ninth Amended and Restated Certificate of Incorporation.

(b)      Costs of Enforcement. If any party to this Agreement seeks to enforce its rights under this Agreement by legal proceedings, the non-prevailing party shall pay all costs and expenses incurred by the prevailing party, including, without limitation, all reasonable attorneys’ fees.

(c)      Notices. All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given upon personal delivery to the party to be notified or one business day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to the respective parties at their address as set forth on the schedules or signature pages hereof, as the case may be, or to such other address as subsequently modified by written notice given in accordance with this Section.

(d)      Entire Agreement. This Agreement, together with the Purchase Agreement and the other agreements referenced therein, constitute the full and entire understanding and agreement between the parties with respect to the subject matter hereof, and any other written or oral agreement relating to the subject matter hereof existing between the parties are expressly canceled. In the event of any conflict between this Agreement and any stock purchase agreement or similar agreement containing rights of first refusal or co-sale between the Company and any Common Holder, this Agreement shall govern and control over any such other agreement, but the stock purchase agreement or similar agreement shall otherwise remain in full force and effect subject to the terms thereof.

(e)      Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to any party under this Agreement, upon any breach or default of any other party under this Agreement, shall impair any such right, power or remedy of such non-breaching or non-defaulting party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.

(f)       Amendment. This Agreement may be amended or modified and the observance of any term hereof may be waived (either generally or in a particular instance and either retroactively or prospectively) only by a written instrument executed by (i) the Company; (ii) a majority of the shares of Common Stock then held by the Common Holders who are, or held by any Common Holder entity that is owned, controlled or established for estate planning purposes and/or for the benefit of any Key Holder who is then, performing services for the Company, and (iii) the Investors holding at least a majority of the outstanding shares of Preferred Stock then held by all the Investors who hold shares of Preferred Stock. Notwithstanding the foregoing, (i) this Agreement may not be amended or terminated and the observance of any term of this Agreement may not be waived with respect to any Investor or Common Holder without the written consent of such Investor or Common Holder, respectively, unless such amendment, termination or waiver applies to all Investors or Common Holders, respectively, as the case may be, in substantially the same fashion; and (ii) the consent of the Common Holders shall not be required for any amendment or waiver if such amendment or waiver either (A) is not directly applicable to the rights of the Common Holders hereunder or (B) does not adversely affect the rights of the Common Holders in a manner that is different than the effect of the rights of the other parties hereto. Any amendment or waiver so effected shall be binding upon the Company, the Investors, the Common Holders and the Key Holders and all of their respective successors and permitted assigns whether or not such party, assignee or other shareholder entered into or approved such amendment or waiver. Without limiting the generality of the foregoing, any waiver of, or decision not to exercise, any right hereunder, including a waiver of a Right of First Refusal or Right of Co-Sale, by the Major Investors holding at least a majority of the then outstanding Preferred Stock held by all Major Investors shall be deemed to constitute a waiver of such right that is binding on all parties. In addition, the parties acknowledge and agree that new Affected Holders may be added to this Agreement from time to time (without changing the terms of this Agreement except for the addition of such parties) without formally amending this Agreement; provided, in each such case, that each such new Affected Holder becomes a party hereto.

(g)      Transfers, Successors and Assigns. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement. The rights of the Company are not assignable without the consent of the Investors holding at least a majority of the then outstanding Preferred Stock. The rights of the Investors hereunder are not assignable without the Company’s written consent, except (i) by each Investor to any Affiliate of such Investor or (ii) to an assignee or transferee who acquires at least 50% of the shares of Capital Stock held by such Investor.

(h)      Severability. The invalidity or unenforceability of any provision hereof shall in no way affect the validity or enforceability of any other provision. The parties agree to replace such illegal, void, invalid or unenforceable provision of this Agreement with a legal, valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such illegal, void, invalid or unenforceable provision.

(i)       Governing Law. This Agreement and any controversy arising directly or indirectly out of or relating to this Agreement shall be governed by and construed in accordance with the internal laws of Delaware, without regard to conflict of law principles that would result in the application of any law other than the law of the State of Delaware.

(j)       Dispute Resolution; Waiver of Jury Trial. The parties (a) hereby irrevocably and unconditionally submit to the sole and exclusive jurisdiction of the state courts of the State of Delaware and to the jurisdiction of the United States District Court for the District of Delaware for the purpose of any suit, action or other proceeding arising out of or based upon this Agreement, (b) agree not to commence any suit, action or other proceeding arising out of or based upon this Agreement except in the state courts of Delaware or the United States District Court for the District of Delaware, and (c) hereby waive, and agree not to assert, by way of motion, as a defense, or otherwise, in any such suit, action or proceeding, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that this Agreement or the subject matter hereof may not be enforced in or by such court.

EACH PARTY HEREBY WAIVES ITS RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR THE SUBJECT MATTER HEREOF. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING, WITHOUT LIMITATION, CONTRACT CLAIMS, TORT CLAIMS (INCLUDING NEGLIGENCE), BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. THIS SECTION HAS BEEN FULLY DISCUSSED BY EACH OF THE PARTIES HERETO AND THESE PROVISIONS WILL NOT BE SUBJECT TO ANY EXCEPTIONS. EACH PARTY HERETO HEREBY FURTHER WARRANTS AND REPRESENTS THAT SUCH PARTY HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT SUCH PARTY KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.

(k)      Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

(l)       Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement may also be executed and delivered by facsimile signature and in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

(m)      Key Holders’ Ownership of Common Holder entities. With respect to any Common Holder that is an entity, such entity is beneficially controlled by the applicable Key Holder, and such Key Holder agrees not to transfer his equity interest in such entity in circumvention of the provisions of this Agreement.

(n)       Aggregation of Stock. All shares of Capital Stock held or acquired by Affiliated entities or persons shall be aggregated together for the purpose of determining the availability of any rights under this Agreement and such Affiliated persons may apportion such rights as among themselves in any manner they deem appropriate.

(o)      Specific Performance. In addition to any and all other remedies that may be available at law in the event of any breach of this Agreement, each Investor shall be entitled to specific performance of the agreements and obligations of the Company and the Affected Holders hereunder and to such other injunction or other equitable relief as may be granted by a court of competent jurisdiction.

(p)      Additional Affected Holders. In the event that after the date of this Agreement, the Company issues shares of Preferred Stock or Common Stock the Company shall, as a condition to such issuance, cause such recipient of Capital Stock to execute a counterpart signature page hereto as an Affected Holder, and such person shall thereby be bound by, and subject to, all the terms and provisions of this Agreement applicable to an Affected Holder, provided, however, that with respect to issuances of Common Stock after the date hereof, the Company shall not be required to comply with this Section 5(p) unless the recipient will hold at least 1% of the outstanding Capital Stock (determined on a fully diluted, as converted basis, assuming the exercise and/or conversion of all then outstanding convertible securities of the Company) after giving effect to such issuance.

(q)       Consent of Spouse. If any Affected Holder who is a natural person is married on the date of this Agreement, such Affected Holder’s spouse shall execute and deliver to the Company a Consent of Spouse in the form of Exhibit A hereto (“Consent of Spouse”), effective on the date hereof. Notwithstanding the execution and delivery thereof, such consent shall not be deemed to confer or convey to the spouse any rights in such Affected Holder’s shares of Transfer Stock that do not otherwise exist by operation of law or the agreement of the parties. If any Affected Holder should marry or remarry subsequent to the date of this Agreement, such Affected Holder shall within thirty (30) days thereafter obtain his/her new spouse’s acknowledgement of and consent to the existence and binding effect of all restrictions contained in this Agreement by causing such spouse to execute and deliver a Consent of Spouse acknowledging the restrictions and obligations contained in this Agreement and agreeing and consenting to the same.

(r)       Effect on Prior Agreement. Upon the execution and delivery of this Agreement, the Prior Agreement automatically shall terminate and be of no further force and effect and shall be amended and restated in its entirety as set forth in this Agreement.

(Remainder of page intentionally left blank.)

IN WITNESS WHEREOF, the parties have executed this Seventh Amended and Restated Right of First Refusal and Co-Sale Agreement as of the date first written above.

Company:

Winc, Inc.,
a Delaware corporation

By:
Name: Geoffrey McFarlane
Title: Chief Executive Officer

Signature Page to Seventh Amended and Restated

Right of First Refusal and Co-Sale Agreement of Winc, Inc.

IN WITNESS WHEREOF, the parties have executed this Seventh Amended and Restated Right of First Refusal and Co-Sale Agreement as of the date first written above.

Common Holder:

McFarlane Family Trust

By:
Name:
Title:

Address:

Signature Page to Seventh Amended and Restated

Right of First Refusal and Co-Sale Agreement of Winc, Inc.

IN WITNESS WHEREOF, the parties have executed this Seventh Amended and Restated Right of First Refusal and Co-Sale Agreement as of the date first written above.

Common Holder:

Siemer Ventures II, LP

By:
Name:
Title:

Address:

Signature Page to Seventh Amended and Restated

Right of First Refusal and Co-Sale Agreement of Winc, Inc.

IN WITNESS WHEREOF, the parties have executed this Seventh Amended and Restated Right of First Refusal and Co-Sale Agreement as of the date first written above.

Common Holder:

Alexander Oxman

Address:

Signature Page to Seventh Amended and Restated

Right of First Refusal and Co-Sale Agreement of Winc, Inc.

IN WITNESS WHEREOF, the parties have executed this Seventh Amended and Restated Right of First Refusal and Co-Sale Agreement as of the date first written above.

Common Holder:

Geoffrey McFarlane

Address:

Signature Page to Seventh Amended and Restated

Right of First Refusal and Co-Sale Agreement of Winc, Inc.

IN WITNESS WHEREOF, the parties have executed this Seventh Amended and Restated Right of First Refusal and Co-Sale Agreement as of the date first written above.

Investor:

[________]

By:
Name:
Title:

[________]

Address:

Signature Page to Seventh Amended and Restated

Right of First Refusal and Co-Sale Agreement of Winc, Inc.

IN WITNESS WHEREOF, the parties have executed this Seventh Amended and Restated Right of First Refusal and Co-Sale Agreement as of the date first written above.

“KEY Holder”

Alexander Oxman

Address:

Signature Page to Seventh Amended and Restated

Right of First Refusal and Co-Sale Agreement of Winc, Inc.

IN WITNESS WHEREOF, the parties have executed this Seventh Amended and Restated Right of First Refusal and Co-Sale Agreement as of the date first written above.

“KEY Holder”

Geoffrey McFarlane

Address:

Signature Page to Seventh Amended and Restated

Right of First Refusal and Co-Sale Agreement of Winc, Inc.

Schedule 1

COMMON Holders

Alexander Oxman

Geoffrey McFarlane

McFarlane Family Trust

Michael Greenlee

Siemer Ventures II, LP

1-1

Schedule 2

Investors

2-1

Exhibit A

CONSENT OF SPOUSE

I, _________________________, spouse of _________________________, acknowledge that I have read the Seventh Amended and Restated Right of First Refusal and Co-Sale Agreement, February [●], 2021, to which this Consent of Spouse (this “Consent”) is attached as Exhibit A (the “Agreement”), and that I know the contents of the Agreement. I am aware that the Agreement contains provisions regarding certain rights to certain other holders of Capital Stock of the Company upon a Proposed Transfer of shares of Transfer Stock of the Company which my spouse may own including any interest I might have therein.

I hereby agree that my interest, if any, in any shares of Transfer Stock of the Company subject to the Agreement shall be irrevocably bound by the Agreement and further understand and agree that any community property interest I may have in such shares of Transfer Stock of the Company shall be similarly bound by the Agreement.

I am aware that the legal, financial and related matters contained in the Agreement are complex and that I am free to seek independent professional guidance or counsel with respect to this Consent. I have either sought such guidance or counsel or determined after reviewing the Agreement carefully that I will waive such right.

Dated:	By:
Name: